EXHIBIT 10.36

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT ("Agreement"), is by and between INGRAM MICRO INC. ("Ingram Micro"). a Delaware corporation, located at 1600 E. St. Andrew Place, Santa Ana, California 92705. and Cellynx, Inc. a California corporation including its subsidiaries and (each, and collectively, "Vendor"), located at 25910 Acero, Ste 370, Mission Viejo.  The effective date ("Effective Date") of this Agreement shall be the date of the last signature set forth below.

Whereas, Vendor has entered into an agreement with AccessChannel and desires to distribute its product through Access Channel and Ingram Micro to resellers and end users.

Whereas, the parties acknowledge and agree that some of Vendor's obligations herein may be managed by AccessChannel. However, Vendor is responsible for all requirements hereunder including any requirements performed by a third party subcontractor, including AccessChannel.

Now, therefore, the parties agree as follows:

1.   DISTRIBUTION SCOPE

1.1  Product. Vendor agrees to sell or license to Ingram Micro and/or its customers all products offered by Vendor, whether such products are packaged products ("Boxed Product"), or services and products including software that may be accessed and downloaded via electronics means ("Licensed Product"), (collectively, "Product") subject to the terms set forth in this Agreement including its exhibits. Additional product-terms are included in Exhibit A for Boxed Product that will be shipped directly from Vendor's domestic facilities to Ingram Micro's customers or end users, in Exhibit B for Licensed Product and in Exhibit C for Retail Product. No minimum purchase is required and no ordering restrictions shall apply. Vendor shall provide Ingram Micro with thirty (30) days prior written notice of Product discontinuance including alternatives and cessation of Product production. Vendor agrees to provide information regarding new Products, price changes, Product changes, or Product discontinuance in an electronic format determined by Ingram Micro.

1.2  Territory. Vendor grants Ingram Micro and its affiliates the non-exclusive right to sell and distribute all Product to its customers within the fifty (50) United States and the District of Columbia excluding all U.S. Territories, Possessions. U.S. Military Bases (APO/FPO addresses) and Embassies outside of the U.S. (the "Territory").

1.3  Vendor hereby authorizes AccessChannel to serve as its agent to (a) receive purchase orders for the Product from Ingram Micro, (b) accept payment for Products from Ingram Micro on Vendor's behalf, (c) manage Product inventory stock located at Ingram Micro facilities, and (d) process transactions related to the Products purchased by Ingram Micro from Vendor, including but not limited to, product returns. From time to time, Vendor will deliver Product inventory to Ingram Micro's facilities for storage pursuant to its agreement with AccessChannel. All Product inventory stored at Ingram Micro's facility shall be subject to the terms set forth in Exhibit D attached hereto.

2.  TERM

The initial term of this Agreement is one (1)-year from the Effective Date. This Agreement will automatically renew for successive one (1) year terms unless either party provides written notice of termination no less than thirty (30) days prior to the anniversary date.

3.  PRODUCT AVAILABILITY, INFORMATION, MARKETING SUPPORT & REPORTING

3.1  Product Availability. Vendor shall provide Ingram Micro with new Product development and Product revisions information prior to notification of new ,Product announcements or introductions. Vendor shall notify Ingram Micro of new Product-or Product revisions introduction at least sixty (60) days prior to marketplace introduction and shall make such Product available for distribution by Ingram Micro no later than the date it is first offered for sale in the marketplace.

3.2  Information. Vendor agrees to provide the following information to Ingram Micro:

(a) Data, images, photos, logos, and other varieties of information regarding Vendor's products and services (collectively "Information") for distribution or use by Ingram Micro through its catalog, the World Wide Web (internet). Intranet, Fax, CD-ROM, Floppy disk, broadcast, email, and other electronic or printed media ("Electronic Resources"). Vendor hereby grants Ingram Micro a royalty-free, non-exclusive worldwide license to market, sub-license, distribute. display, perform, transmit and promote the Information through the Electronic Resources. Vendor agrees that it is both necessary and of mutual benefit to the parties that the Information be as current and error-free as is commercially feasible. Vendor agrees to update the Information regularly unless Vendor has contracted with Ingram Micro for Ingram Micro to provide such service. Both parties agree that the Electronic Resources and Information contained therein will be made available to users registered with Ingram Micro to use electronic tools offered by Ingram Micro. Information may also be made available to Ingram Micro customers, non-registered Users, or other entities or persons transacting business with Ingram Micro. Ingram Micro shall not be required to screen, edit, or monitor Information prior to its distribution by Electronic Resources, but may do so at its discretion.

(b) Information reasonably requested by Ingram Micro from time to time for the purpose of assessing Vendor's financial position. Such information includes, without limitation, quarterly financial statements including no less detail than as required by the U.S. Securities and Exchange Commission in a 10-Q statement. Ingram Micro reserves- the right to request monthly financial information.

(c) Notification of changes to Vendor's name, address, any sale of substantially all of its assets or any sale of any subsidiary or affiliate of Vendor or of any change in the control of Vendor, whether effected by merger or stock sale all of which shall be provided promptly.

3.3  Marketing Support. Vendor shall provide to Ingram Micro, its employees, and its customers sufficient amounts of sales literature, advertising materials and training to support Product sales and sufficient amounts of demonstration Product and training to support Product sales, all at no cost to Ingram Micro.

3.4  Reporting.

(a)  Ingram Micro. Ingram Micro will provide Vendor access to standard monthly sales-out and weekly inventory reports in an electronic format as determined by Ingram Micro. If Vendor requests non-standard sales data or other information ("Data") such Data may be subject to the additional terms of a separate fee-based Point of Sale Report License Agreement ("POS Agreement").

(b)  Vendor. Vendor will provide Marketing Reports including Ingram Micro's market share with Vendor and Co-op Vendor Reports including, expenditures to date. Reports shall be provided monthly.

4. PRICING

4.1  Most Favorable Terms. Vendor agrees that the terms, including but not limited to the prices, discounts, and marketing funds, offered to Ingram Micro under this Agreement are now and will continue to be at least as favorable as those offered to any of Vendor's customers that compete with Ingram Micro in the Territory ("Ingram Micro Competitors"). If Vendor offers more favorable terms to any Ingram Micro Competitors, it shall immediately extend such terms to Ingram Micro.

4.2  Price and Discount Adjustments. If Vendor reduces any Product price, or offers increased discounts to any Ingram Micro Competitors, Vendor will promptly credit Ingram Micro the difference between the original Product price and the reduced Product price (less any previously credited price protection credits) applicable to the following Products and effective as of the date of such price reduction or discount increase: (i) Product in Ingram Micro's inventory (ii) Product in-transit from/to Ingram Micro and its customers, (iii) unshipped orders, and (iv) orders in-transit from Vendor to Ingram Micro.

4.3  Special Pricing. Vendor may offer special Product pricing, discounts, rebates or incentives ("Special Pricing") to Ingram Micro and/or to Ingram Micro customers. Vendor agrees that all such Special Pricing shall be designated as a marketing incentive. Ingram Micro shall have no obligation to recover any such Special Pricing from a customer, or reimburse Vendor for any such Special Pricing, in the event (i) the customer returns Product to Ingram Micro or Ingram Micro returns Product to Vendor that may have been the subject of Special Pricing or (ii) Ingram Micro's customer fails to comply with Special Pricing terms.

5.  TRADEMARK USE

5.1  Use and Ownership of Marks. Each party recognizes the other party's ownership and title to its respective trademarks, service marks and trade names whether or not registered (collectively "Marks"). Vendor may not use Ingram Micro's Marks in advertising, promotion, and publicity of the Product without the express written consent of Ingram Micro. Neither party shall acquire any rights in Marks of the other nor will it act to impair the rights of the other party in and to such Marks.

5.2  Marks Guidelines. Any consent to use Marks will be conditioned upon compliance with the most current guidelines for use of Marks. Upon request by the other party, the party owning Marks shall provide Marks guidelines (or equivalent guidance) to the other. Any unauthorized modification to Marks is expressly prohibited.

5.3  Domain Locations. Each party shall maintain ownership and administration of the addresses on the World Wide Web ("Domain Locations") that have been registered on its behalf and neither party may establish any Domain Locations on behalf of the other party without its consent.

6.  MARKETING

6.1  Launch Funding. In addition to the marketing allowances identified below, Vendor agrees to provide sufficient launch funding to Ingram Micro for pre-approved Product launch and awareness activities commensurate with the Product and customer segments being targeted. Such activities may include training, sales and customer communication and tools, Vendor and Product listing in Ingram Micro's online catalog, and recruiting services. Launch funds shall be pre-approved in writing by Vendor and provided to Ingram Micro via check or wire transfer prior to implementation of launch activities.

6.2 Special Marketing Allowances. Exclusive of launch funding. Vendor may, from time to time, provide special marketing allowances to Ingram Micro or selected customer groups (e.g., to government resellers). Any advertising and promotions subject to these special marketing allowances shall he submitted to Vendor fur review and approval prior to implementation, and Vendor shall not unreasonably withhold or delay such approval.

6.3  Payment of Marketing Funds. All marketing activities and payments must be pre-approved in writing by Vendor. With each request for marketing funds from one of the marketing allowances identified above, Ingram Micro shall provide reasonable evidence of the expenditure and use of the marketing funds. Upon delivery of the request fur marketing funds. Ingram Micro may deduct from invoice ("DFI") Vendor's account in an amount equal to the funds for such activities, or in the absence of any Vendor invoices, Vendor shall provide Ingram Micro funds via check or wire. All advertising and promotional funding noted in Section 6 shall be provided by Vendor to Ingram Micro on an irrevocable basis and shall not be made contingent upon the eventual sale of Product to Ingram Micro or its customers.

6.4  Programs. Ingram Micro may, in its sole discretion, offer marketing programs and services to Vendor including but not limited to corporate communications programs, launch programs and reseller pass-through opportunities. The costs, as well as terms and conditions of such programs are outlined in their respective program agreements.

7.  WARRANTY

7.1 General Warranty. Vendor represents and warrants that (i) it has full power, right and authority to enter into this Agreement and all necessary licenses to provide the Product for resale, (ii) the Product will perform in conformity with specifications, Information and documentation supplied by Vendor, (iii) the Product or its use does not infringe any patents, copyrights, trademarks, trade secrets, or any other intellectual property rights, (iv) there are no suits or proceedings pending or threatened which allege any infringement of such proprietary rights, and (v) for Product distributed within the Territory. Vendor represents and warrants that the Product is certified under and complies with all applicable country directives, regulations and legislation. Vendor represents and warrants that Product sales to Ingram Micro do not in any way constitute violations of any law, ordinance, rule or regulation in the Territory. In the event Vendor sells or licenses any packaged products ("Boxed Product") to Ingram Micro, Vendor represents and warrants to Ingram Micro its customers and affiliates that (i) it has good transferable title to the Boxed Product and (ii) the Boxed Product is new and does not contain used or reconditioned parts. In addition to any other warranties herein, in the event Vendor's Boxed Product is sold by Ingram Micro to one of its customers operating one or more physical retail stores offering such Product for sale "Retail Customer", Vendor represents and warrants, for the benefit of Ingram Micro and for the benefit of any Ingram Micro Retail Customer that: (i) all Products provided hereunder are merchantable and fit for their intended purpose and are free from defects in design, (ii) comply in all respects with all applicable laws, statutes, ordinances and regulations and (iii) have not been manufactured using child or prison labor.

7.2  End-User Warranty. Vendor shall provide a warranty statement with the Product for end user benefit.

7.3  Information Warranty. Vendor represents and warrants that the Information will not infringe or violate any copyright, patent, trademark, trade secret or any other proprietary right of any third party, and will not contain any content, materials or services which violate any applicable law, regulation or third party right.

7.4  Harmful Code Warranty. Vendor represents and warrants that the Products and the Information will not contain any virus or any other contaminant or disabling devices including, but not limited to, codes, commands or instructions enabling. directly or indirectly, access, alteration, deletion, damage or disablement of the Products.

7.5  Hazardous Substances Warranty. In the event Vendor sells or licenses any packaged products ("Boxed Product") to Ingram Micro, Vendor represents and warrants that the Boxed Products sold under this Agreement are safe in normal use or transportation, are non-toxic, and present no hazard to persons or the environment, and may be disposed of without special precaution. Notwithstanding, to the extent any Boxed Product or component or portion thereof is considered hazardous in accordance with any applicable law or regulation, Vendor shall advise Ingram Micro that the Boxed Product is subject to such laws or regulations and provide Ingram Micro with Material Safety Data Sheets and all other documentation related to such Product as required by law.

8.  INDEMNIFICATION

8.1  Product Indemnity. In addition to Vendor's indemnification of Ingram Micro and its customers due to alleged acts, omissions, breaches of warranty or misrepresentations by Vendor, Vendor shall defend, indemnify, and hold Ingram Micro and its customers harmless from and against any claims, demands, liabilities, or expenses (including attorney's fees and costs) for any injury or damage, arising out of or resulting in any way from any alleged defects in the performance of Product, or claims, demands, liabilities or expenses (including attorney's fees and costs), including without limitation costs associated with document production, depositions, interrogatories and related demands, arising either from private third party claims or governmental claims or investigations against or concerning Vendor wherein Ingram Micro is neither a party to nor target of such claims or investigations. For Product incorporating multimedia elements, Vendor shall defend, indemnify and hold Ingram Micro and its customers harmless from and against any claims, demands, liabilities, or expenses (including attorney's fees and costs) incurred by Ingram Micro to the extent it is based upon a claim that the Product either (i) violates a third party's right of publicity and/or right of privacy, or (ii) contains any obscene, defamatory, harmful, or libelous matter. In the event Vendor sells or licenses any packaged products ("Boxed Product") to Ingram Micro, Vendor shall defend, indemnify, and hold Ingram Micro and its customers harmless from and against any claims, demands, liabilities, or expenses (including attorney's fees and costs) for any injury or damage, arising out of or resulting in any way from any alleged defects in the material or workmanship of Boxed Product as warranted by Vendor.

8.2  Intellectual Property Indemnity. Vendor shall defend, indemnify and hold Ingram Micro and its customers harmless from and against any claims, demands, liabilities, or expenses (including attorney's fees and costs) incurred by Ingram Micro arising from the alleged infringement of any patent, copyright, trademark, trade secret or other proprietary right by reason of the manufacture, sale, marketing, or use of Product or Information. Upon threat of claim or claim of infringement, Vendor may, at its expense and option (i) procure the right to continue using any part of Product, (ii) replace the infringing Product with a non-infringing Product of similar performance, or (iii) modify Product to make it non-infringing. Notwithstanding the foregoing, in the event of threat of claim or claim hereunder, Ingram Micro may return all Product subject to such claim to Vendor for a full credit against future purchases or for a cash refund, at Ingram Micro's option. Such right of return is in addition to, and not a substitute for, Ingram Micro's right to indemnification hereunder.

9. LIMITATION OF LIABILITY

EXCEPT AS OTHERWISE STATED HEREIN, AND EXCEPT TO THE EXTENT OF PERSONAL INJURY OR DEATH. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOST PROFITS OR BUSINESS, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER BASED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE) WHETHER OR NOT EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.  GOVERNMENT PROGRAMS

Vendor may, at its sole option, participate in a special pricing and marketing program targeting the federal, state and local government and/or educational markets. If Vendor participates in such a program, Vendor agrees to execute a separate agreement and comply with all mandatory Federal Acquisition Regulation ("FAR") flow-down provisions, if any, required by such government entity.

11.  GENERAL PROVISIONS

11.1  Conflicting Terms. In the event of a conflict between the terms and conditions of the underlying Agreement and the terms and conditions in any exhibit thereto, the terms and conditions in the exhibit shall govern.

11.2  Confidentiality.

(a) Either party may disclose to the other information in connection with its performance hereunder which it deems to be confidential and proprietary. Such information, which is originated by the disclosing party (the "Owner") or is within the special knowledge of such party shall, if in documentary form and conspicuously marked "confidential" at the time of disclosure, he considered to be confidential and proprietary ("Confidential Information"). If such information is not marked and in documentary form when disclosed, but is thereafter reduced to a writing and forwarded to the other party within ten (10) days of the date of initial visual or oral disclosure and marked "confidential", it shall, effective from the time of initial disclosure be considered ("Confidential Information"). Notwithstanding, however, the presence or absence of a marking as indicated above, Confidential Information shall include all information, regardless of the form in which it is transmitted. relating to the Owner's (or another party whose information Owner has in its possession under obligations of confidentiality) past, present or future research, development or business plans, operations or systems (including. without limitation, the terms and conditions of this Agreement, studies or reports, software, memoranda, drafts and other information in either tangible or intangible form).

(b) For a period of two (2) years from the date of disclosure to the party receiving the Confidential Information (the "Recipient"), Recipient shall not disclose any Confidential Information it receives from Owner to any person, firm or corporation except: (i) employees of Recipient and its affiliated companies who have a need to know and who have been informed of Recipient's obligation hereunder; (ii) contractors or consultants under contract to Recipient who have a need to know, who have been informed of Recipient's obligations hereunder, and who have agreed in writing not to disclose Confidential Information for a period not shorter than the nondisclosure period provided above; and (iii) as provided in subparagraph (c) below. Recipient shall use the same degree of care, but in no case less than reasonable care, to avoid disclosure of such Confidential Information as Recipient uses with respect to its own Confidential Information of like importance.

(c) Information shall not be deemed confidential or proprietary for purposes of this Agreement, and Recipient shall have no obligation with respect to any such information, which: (i) is already known to Recipient at the time of its disclosure: (ii) is or becomes publicly known through no wrongful act of Recipient; (iii) is received from a third party without similar restrictions and without breach of this Agreement; (iv) is independently developed by Recipient; or (v) is lawfully required to be disclosed to any government agency or is otherwise required to be disclosed by law.

(d) All Confidential Information disclosed by Owner to Recipient pursuant to this Agreement in tangible form (including, without limitation, information incorporated in computer software) shall be and remain in the property of Owner, and all such Confidential Information shall be promptly returned to Owner or certified as destroyed, as the Owner may so designate, upon written request.

(e) Neither party shall be liable for any errors or omissions in the Confidential Information or for the use or the results of use of Confidential Information. ANY AND ALL INFORMATION DISCLOSED UNDER THIS AGREEMENT IS PROVIDED "AS IS" WITHOUT ANY WARRANTY OF ANY KIND, AND DISCLOSER HEREBY DISCLAIMS ANY IMPLIED WARRANTIES. INCLUDING MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11.3  Independent Contractors. Each party shall be considered an independent contractor. The relationship between the parties shall not be construed to be that of employer and employee, nor constitute a partnership, joint venture or agency of any kind. Neither party shall have any right to enter into any contracts or commitments in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

11.4  Notices. Any legal notices which either party may desire to give the other party must be in writing and may be given by (i) personal delivery to an officer of the party, (ii) by mailing the same by registered or certified mail, return receipt requested, or via nationally recognized courier services to the party at the address of such party as set forth below, or such other address as the parties may hereinafter designate, and (iii) by facsimile subsequently to be confirmed in writing pursuant to item (ii) herein.

Notices to Ingram Micro:

Ingram Micro Inc.
VP, Vendor Business Management
1600 E. St Andrew Place
Santa Ana, CA 92705
Facsimile: (714) 384-1823
cc: Sr. Vice President, US Legal Services
Facsimile: (714) 566-9369

Notices to Vendor:

Company Name: CelLynx, Inc.
Street Address: 25910 Avery St. 370
City, State Zip Code: Mission Viejo, CA 92691
Facsimile #: 949-305-5291
Attn: Christine Schumacher  cs@cellynx.com
Title: Corporate Administrator

11.5  Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California, exclusive of its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

11.6  Dispute Resolution. Unless otherwise agreed in writing, the exclusive procedure for handling disputes shall be as set forth herein. Notwithstanding such procedures, either party may, at any time, seek injunctive relief in addition to the process described below. Performance under the Agreement shall continue during the dispute resolution process except in such instance where continuation would cause the Agreement to fail its essential purpose. The parties agree that payment disputes shall not, in association with such dispute resolution procedures, be considered as a condition giving rise to failure of essential purpose.

(a)  Informal Dispute Resolution. Prior to mediation or arbitration the parties shall seek informal resolution of disputes. The process shall be initiated with written notice of one party to the other describing the dispute with reasonable particularity followed with a written response within ten (10) days of receipt of notice. Each party shall promptly designate an executive with requisite authority to resolve the dispute and who is at a higher level of management than the person with administrative responsibility over the Agreement. The informal procedure shall commence within ten (10) days of the date of response. All reasonable requests for non-privileged information reasonably related to the dispute shall be honored. If the dispute is not resolved within thirty (30) days of commencement of the procedure either party may proceed to mediation or arbitration pursuant to the rules set forth in (b) or (c) below.

(b)  Mediation. If the dispute is valued, in the aggregate, at not less than $2.5 million and has not been resolved pursuant to (a) above or, if the parties fail to commence informal dispute resolution pursuant to (a) above, either party may, in writing and within twenty (20) days of the response date noted in (a) above. ask the other party to participate in a one (1) day mediation with an impartial mediator, and the other party shall do so. Each party will bear its own expenses and an equal share of the fees of the mediator. If the mediation is not successful the parties may proceed with arbitration pursuant to (c) below.

(c)  Arbitration. If the dispute has not been resolved pursuant to (a) or (b) above, the dispute shall he promptly referred, no later than one ( I) year from the date of original notice and subject to applicable statute of limitations, to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA Rules") and shall be conducted in Orange County, California. Each party shall bear its own expenses and shall share equally in fees of the arbitrator(s). All candidates shall have substantial experience in information technology and/or in the technology supply chain business and shall be selected by the parties in accordance with AAA Rules': If the value of the dispute is under $5 million, a single arbitrator shall be mutually agreed upon from the candidate pool. If the value of the dispute is over $5 million, a three (3) arbitrator panel shall be mutually agreed upon from the candidate pool. If additional candidates are needed from which to choose they shall be procured from the AAA. If any arbitrator(s), once selected is unable or unwilling to continue for any reason, replacement(s) shall be filled via the process described above and a re-hearing shall be conducted. The parties will provide each other with all requested documents and records reasonably related to the dispute in a manner that will minimize the expense and inconvenience of both parties. Discovery will not include depositions or interrogatories except as the arbitrators expressly allow upon a showing of need. If disputes arise concerning discovery requests, the arbitrators shall have sole and complete discretion to resolve the disputes. The parties and arbitrator(s) shall be guided in resolving discovery disputes by the Federal Rules of Civil Procedure. The parties agree that time of the essence principles shall guide the hearing and that the arbitrator(s) shall have the right and authority to issue monetary sanctions in the event of unreasonable delay. The arbitrator(s) shall deliver a written opinion setting forth findings of fact and the rationale for the award within thirty (30) days following conclusion of the hearing. The award of the arbitrator(s), which may include legal and equitable relief, but which may not include punitive damages, will be final and binding upon the parties, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof'. In addition to award the arbitrator(s) shall have the discretion to award the prevailing party all or part of its attorneys' fees and costs, including fees associated with arbitrator(s), if the arbitrator(s) determines that the positions taken by the other party on material issues of the dispute were without substantial foundation. Any conflict between the AAA Rules and the provisions of this Agreement shall be controlled by this Agreement.

11.7  Tax Exemption Certificate. Upon request, Ingram Micro will provide Vendor with a valid tax exemption certificate.

11.8  Compliance. Vendor shall comply with all applicable state, federal, and where applicable, country specific rules and regulations and shall indemnify Ingram Micro in the event of any violations thereof:

11.9  Insurance. Vendor shall obtain and maintain the following insurance coverage at its expense:

(a) Commercial General Liability (including product and completed operations, personal and advertising injury and contractual liability coverage) with a minimum per occurrence limit of $5,000,000; General Aggregate limit of $5,000,000; Products and Completed Operations Aggregate limit of $5,000,000 and Personal & Advertising Injury limit of $5,000,000. written on an occurrence form. The insurance policy will include a Vendor Endorsement executed in favor of Ingram Micro Inc.

(b)  Workers' Compensation Insurance with statutory limits granting a waiver of subrogation in favor of Ingram Micro Inc.

(c)  Employers' Liability (Stop-Gap Liability) insurance with minimum limits of $1,000,000.

(d)  Automobile Liability Insurance with $5,000,000 coverage limits for each accident, including owned, non-owned and hired vehicles.

(e) The coverage territory applicable to the insurance policies required above must be worldwide with the exception of Workers' Compensation insurance, which must 'be maintained in those territories where such coverage is mandated, and Auto Liability. Vendor will provide Certificates of Insurance at all times naming Ingram Micro Inc. as "Additional Insured" with respect to General Liability and Auto Liability policies. Vendor shall provide the Certificates of Insurance evidencing the required coverage and specifically confirming the vendor endorsement and waiver of subrogation as stated above upon execution of this Agreement and at each renewal thereafter.

(f) Vendor's insurers must be Best rated A-, VII or better. Policy limits may not be reduced, terms materially changed, or policies canceled by either party except after thirty (30) days prior written notice to Ingram Micro. Vendor's insurance shall be primary with respect to all obligations assumed by Vendor pursuant to this Agreement. Any insurance carried by Ingram Micro shall not contribute to insurance maintained by Vendor. Coverage and limits referred to above shall not in any way limit the liability of Vendor.

11.10  Media Releases. Except for any announcement intended solely for internal distribution by either party or any disclosure required by legal, accounting, or regulatory requirements, all media releases, public announcements, or public disclosures, including but not limited to promotional or marketing material, by either party or its employees or agents relating to this Agreement or its subject matter, or including the Marks of the other party or any affiliate of such party, shall be coordinated with and approved in writing by the other party prior to the release thereof.

11.11  Gifts, Gratuities, Entertainment and other Courtesies. Ingram Micro's policy prohibits solicitation of gifts, gratuities, entertainment and other courtesies from Vendor and is available upon request.

11.12  Construction. The parties to this Agreement and their counsel have reviewed and revised this Agreement and the normal rule of construction that any ambiguities in the Agreement are to be resolved against the drafting party shall not he employed in the interpretation of this Agreement.

11.13  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.14  Section Headings. Section headings in this Agreement are for convenience only, and shall not be used in construing the Agreement.

11.15  Incorporation of all Exhibits. Each exhibit referred to and attached hereto is incorporated by reference as if set forth fully herein.

11.16  Severability. If any provision of these terms and conditions shall be held to be invalid, illegal or unenforceable, such provision shall he enforced to the fullest extent permitted by applicable law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.17  No Implied Waivers. If either party fails to require performance of any duty hereunder by the other party, such failure shall not affect its right to require performance of that or any other duty thereafter. The waiver by either party of a breach of any provision of this Agreement shall not be a waiver of the provision itself or a waiver of any breach thereafter. or a waiver of any other provision herein.

11.18  Binding Effect: Assignment. Vendor shall not assign this Agreement without the express written consent of Ingram Micro. Any assignment by Vendor of any rights under this Agreement without the express written consent of Ingrain Micro shall not be binding upon Ingram Micro and shall not relieve Vendor from any liability or obligation under this Agreement. In the event of assignment Vendor shall be liable, jointly and severally with any assignee, for any liabilities and obligations incurred by such assignee hereunder to the same extent as if such liabilities and obligations had been incurred by Vendor. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

11.19  Acquisitions. if, as a result of any merger or acquisition of any kind, Vendor becomes obligated under, or entitled to the benefits of, any other distribution agreement with Ingram Micro the terms of which are not consistent with the terms of this Agreement, then Ingram Micro shall have the right to determine with respect to any such conflicting terms, which terms shall be binding on Vendor and Ingram Micro, it being understood that Ingrain Micro shall have the right to choose with respect to any such conflicting terms the term that is most favorable to Ingram Micro and shall not be obligated to choose one or the other distribution agreements in its entirety.

11.20  Termination. In the event the agreement between Vendor and AccessChannel is terminated or expires, then Ingram Micro reserves the right, at its sole discretion, to terminate this Agreement immediately or upon the effective date of termination/expiration of said agreement, whichever is earlier. Ingram Micro may terminate this Agreement for convenience.

11.24  Authorized Representatives. Either party's authorized representative for execution of this Agreement or any amendment hereto shall be president, a partner, or a duly authorized vice-president or representative of the respective party. The parties executing this Agreement warrant that they have the requisite authority to do so.

IN WITNESS WHEREOF, the parties hereunto have executed this Agreement.

Ingram Micro, Inc. ("Ingram Micro")	CelLynx, Inc. ("Vendor")

By: /s/ James G. Harr	By: /s/ Daniel Ash
Printed Name: James G. Harr	Printed Name: Daniel Ash
Title: VP, Purchasing	Title: CEO – President
Date: 10/9/09	Date: 10-9-09

EXHIBITS:

A - Boxed Product Terms
B - Licensed Product Terms
C - Retail Product Terms
D - Product Storage

EXHIBIT A

DIRECT-SHIP PRODUCT TERMS

1.  DIRECT-SHIP BOXED PRODUCT ONLY

General. The terms herein apply to Boxed Product that will be shipped directly from Vendor to a designated customer or end user site as stated in a PO and are in addition to the terms in the Agreement.

2.  DISTRIBUTION PROCESS

2.1  Description. Upon receipt of a PO from Ingrain Micro, Vendor will ship Product directly from its manufacturing locations to the designated customer sites designated on the PO. Vendor will send to Ingram Micro a list of Products that includes the following: a complete listing of products including description, quantity, Vendor SKU and Vendor-established value per unit ("Unit Value").

2.3  Direct Shipments — Domestic Shipments Only. Ingram Micro may issue a PO to Vendor for Product and Vendor agrees to ship that Product directly from a shipment origination point in the Territory (U.S.A.) to Ingram Micro's customer in the Territory, FCA Destination, in accordance with Ingram Micro's PO and Vendor will be responsible for all freight charges. Vendor will confirm receipt of all PO's and will provide an estimated time of arrival to Ingram Micro and its customer. Title and risk of loss or damage to the Boxed Product will pass to Ingram Micro upon proof of receipt of the Boxed Product at the destination identified on the PO. Vendor agrees to only make shipments originating from a location within the Territory and will notify Ingram Micro immediately if a PO requests otherwise. Ingram Micro has the right to cancel any PO at any time prior to shipment. Any shipments of Product on a cancelled PO will he subject to refusal or received and returned, without requiring an RMA number at Vendor's expense without penalty to Ingram Micro.

2.4  Boxed Product Marking. Vendor will clearly mark each Boxed Product package with the Boxed Product name and a machine-readable bar code identifier in standard Uniform Boxed Product Code format including a Serial Shipping Container Code (SSCC-18) bar code and as further specified in Ingram Micro's Vendor Routing and Packing Guide. Vendor may be charged and agrees to pay a reasonable per unit charge for all Boxed Product not in conformance therewith.

2.5  Invoicing. Vendor agrees to issue a separate invoice to Ingram Micro corresponding to each PO. Each invoice will be sent to   and will reference the direct-ship number provided to Ingram Micro's customer at the time of shipment in addition to the corresponding PO number. In addition, Vendor shall also provide on the invoice, no later than five (5) days after Boxed Product shipment, the freight carrier name, the bill of lading number or the corresponding tracking number or service level indicator and the ship. date. At least monthly, Vendor shall provide Ingram Micro with a current statement of account listing all invoices outstanding and any payments made and credits given since the date of the previous statement. Vendor agrees to provide invoices related to Boxed Product to Ingram Micro within sixty (60) days of ship date or waive its right to invoice and collect any amounts related to such Boxed Product.

2.6  Information. Vendor agrees to provide the following information within ten (10) days of: the Effective Date of this Agreement and (i) the addition of any Boxed Products or (ii) any Boxed Product changes that affect this information in a format determined by Ingram Micro. As applicable, each Boxed Product's Export Control Classification Number (ECCN), U.S. Harmonized Tariff System Number (HTS), Country of Origin/Manufacture, U.S. Federal Communications Commission Part 15 authorization, the Food and Drug Administration Accession Number, and for Boxed Products containing encryption, the Encryption bit, the declaration of eligibility for License Exception ENC and a copy of the Commodity Classification Automated Tracking System (CCATS) approval form.

2.7  Reporting.

(a) Vendor will provide daily Order Status Reports including estimated ship dates or actual ship dates with the bill of lading number and carrier name listed.

(b) Vendor will provide weekly Order Backlog Reports including all open POs and estimated ship dates for each item.

3.  PRICING & PAYMENT TERMS

3.1  Product Pricing. Boxed Product will be invoiced to Ingram Micro in U.S. currency to the address specified on Ingram Micro's PO and at the lower of Vendor's price to Ingram Micro on the date of order placement or shipment. Thirty (30) days prior to Vendor changing its Product pricing to Ingram Micro, Vendor must provide Ingram Micro with written notice thereof. Ingram Micro shall have sole discretion as to the selling price of Product to its customers.

3.2  Payment and Withhold Amounts. Ingram Micro's order payment terms shall be net forty-five (45) days from the invoice date. Payment shall he deemed made on the payment postmark date or the actual date of electronic funds transfer, if applicable. Notwithstanding any other provision in this Agreement to the contrary, Ingram Micro shall not he deemed in default if it Deducts From Invoice ("DFI") or withholds any specific amount invoiced by Vendor due to Vendor's error (e.g., short shipments, incorrect shipments, pricing, discrepancies, etc.) and Vendor agrees that Ingram Micro may DFI for any other credits due Ingram Micro (e.g., Special Pricing, Product returns, price protection, etc.) Any such DFI by Ingram Micro shall constitute Ingram Micro's submission of a claim related to such item. Vendor agrees to notify Ingram Micro of any discrepancies within 30 calendar days of such claim or waive its right to recover any such discrepancy. Vendor agrees that Ingram Micro retains the right to withhold an amount equal to the sum of the following amounts (a) Boxed Product on hand at Ingram Micro's customers that have purchased such Boxed Product, (b) Boxed Product for which Ingram Micro has granted its customer authorization to return. and (c) any completed, approved or pending marketing program(s) for which Ingram Micro has not yet provided a claim or invoice to Vendor. The parties agree to reconcile all accounting issues related to this Agreement on a regular basis. Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that each party shall notify the other party of any accounting claim arising under this Agreement within one (I) year from the date of the transaction that gave rise to such claim, or else waive any right to assert such claim.

4.  RETURNS

4.1  Right of Return. Notwithstanding anything herein to the contrary, Ingram Micro may, throughout the term of this Agreement, without limitation, return to Vendor any Boxed Product for full credit of the Boxed Product original invoice price, including any Boxed Product to Vendor that Ingram Micro or its customer finds defective or non-resalable. Vendor agrees that characterization of Boxed Product by Ingram Micro or Ingram Micro's customer-as defective or non-resalable shall he conclusive. Ingram Micro shall have no obligation to verify whether or not a Boxed Product that has been opened is defective or non-resalable. Vendor agrees to disposition all customer return requests that Ingram Micro refers directly to Vendor. In the event of an indemnity claim under this Agreement, Vendor agrees that Ingram Micro shall be authorized to return all Products subject to such claim without limitation.

4.2  Post Termination. For one (I) year after the expiration or earlier termination of this Agreement, Ingram Micro may return to Vendor any Boxed Product For credit against outstanding invoices or, if there are no outstanding invoices, for a cash refund. Upon the effective date of termination Vendor agrees and acknowledges that any Ingram Micro customer return requests shall be referred to and dispositioned directly by Vendor.

4.3  Return Authorization. Upon Ingram Micro's request Vendor shall issue a RMA within five (5) days. In the event that Vendor does not issue a RMA within five (5) days of Ingram Micro's request, Ingram Micro shall, at its sole option, have the right to either (a) take commercially reasonable steps to dispose of the Boxed Product ten (10) days after notifying Vendor of its intent to do so, or (b) return any Boxed Product to Vendor without a RMA. In addition to the remedies stated in the preceding sentence, Ingram Micro may charge a monthly storage fee equal to ten percent (10%) of the invoice value of the Boxed Product for each month or portion thereof that Ingram Micro stores the Boxed Product following the date on which it requests the RMA. Ingram Micro shall be entitled to DFI an amount equal to the value of any Boxed Product that is disposed of or returned as permitted hereunder and the amount of any applicable storage fees due hereunder. In the event that there are no outstanding invoices from which to deduct all or a portion of the amount to be paid Ingram Micro, Vendor shall provide Ingram Micro with a cash refund within five (5) days following Ingram Micro's request. In the event Vendor issues an RMA but fails to provide return instructions, or if Vendor refuses to accept the return shipment of Boxed Product by Ingram Micro for any reason, Ingram Micro may take commercially reasonable steps to dispose of such Boxed Product as it solely determines.

4.4  Product Shipments. For all Boxed Product returned under this Agreement, Vendor shall immediately credit Ingram Micro for such Boxed Product at the original invoice price less any prior credits, plus all freight charges incurred by Ingram Micro or any freight Ingram Micro incurs on behalf of its customer in returning the Boxed Product to the Vendor. All Boxed Product returns shall be shipped FOB origin with title and risk of loss or damage passing to Vendor upon delivery to Vendor's designated carrier or, in the absence of such designation, to the carrier selected either by Ingram Micro or the customer as appropriate.

EXHIBIT B
LICENSED PRODUCTS TERMS

1.  LICENSED PRODUCT ONLY.

General. The terms herein apply to Licensed Product and are in addition to the terms in the Agreement. As used herein, "End User" shall mean the consumer of the Licensed Product.

2.  GRANT OF LICENSE

2.1  License. Vendor grants to Ingram Micro and its affiliates a non-exclusive license to distribute Licensed Product for the purpose of redistributing Licensed Product to End Users throughout the Territory.

2.2  Retained Rights. Notwithstanding anything to the contrary set forth in this Agreement, all Licensed Product is licensed and not sold. Vendor retains all right, title and interest in and to the Licensed Product, including all copyrights and other intellectual property rights contain therein in accordance with its documentation.

3.  DISTRIBUTION PROCESS

3.1  Electronic Product Access. Vendor shall provide access to Licensed Product pursuant to an Ingram Micro PC).

3.2  Cancellation of Orders. Ingram Micro has the right to cancel any PO at any time prior to delivery. Any delivery of Licensed Product on a cancelled PO will be subject to credit of the Licensed Product's original invoice price.

3.3  Invoicing. For each Licensed Product ordered by Ingram Micro with access provided to an End User, Vendor shall issue to Ingram Micro an invoice showing Ingram Micro's PO number, the Vendor part number(s), description(s), price and payment terms as specified herein. At least monthly, Vendor shall provide Ingram Micro with a current statement of account listing all invoices outstanding and any payments made and credits given since the date of the previous statement. Vendor agrees to provide invoices related to Licensed Product to Ingram Micro within sixty (60) days of ship date or waive its right to invoice and collect any amounts related to such Licensed Product.

3.4  Information. Vendor agrees to provide the following information within ten (10) days of: the Effective Date of this Agreement and (i) the addition of any Licensed Products or (ii) any Licensed Product changes that affect this information in a format determined by Ingram Micro. As applicable, each Licensed Product's Export Control Classification Number (ECCN), U.S. Harmonized Tariff System Number (HTS), Country of Origin, and for Licensed Products containing encryption, the Encryption bit, the declaration of eligibility for License Exception ENC, and a copy of the Commodity Classification Automated Tracking System (CCATS) approval form.

4.  PRICING & PAYMENT TERMS

4.1  Product Pricing. Licensed Product will be invoiced at the lower of the price listed on Ingram Micro's PO or the Vendor's price at the time of delivery. Thirty (30) days prior to Vendor changing its Licensed Product pricing to Ingram Micro, Vendor must provide Ingram Micro with written notice thereof. Ingram Micro shall have sole discretion as to the selling price of Product to its customers.

4.2  Payment and Withhold Amounts. Ingram Micro's order payment terms shall be net forty-five (45) days from the invoice date. Payment shall be deemed made on the payment postmark date or the actual date of electronic funds transfer, if applicable. Notwithstanding any other provision in this Agreement to the contrary, Ingram Micro shall not be deemed in default if it deducts fin invoice ("DFI") or withholds any specific amount invoiced by Vendor due to Vendor's error and Vendor agrees that Ingram Micro may DFI for any other credits due Ingram Micro (e.g., Special Pricing or program withholds.) Any such DFI by Ingram Micro shall constitute Ingram Micro's submission of a claim related to such item. Vendor agrees to notify Ingram Micro of any discrepancies within 30 calendar days of such claim or waive its right to recover any such discrepancy. Vendor agrees that Ingram Micro retains the right to withhold an amount equal to any complete, approved or pending marketing programs for which Ingram Micro has not yet provided a claim or invoice to Vendor. The parties agree to reconcile all accounting issues related to this Agreement on a regular basis. Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that each party shall notify the other party of any accounting claim arising under this Agreement within one (I) year from the date of the transaction that gave rise to such claim, or else waive any right to assert such claim.

5.  RETURNS

5.1  Right of Return. Vendor agrees to disposition all Licensed Product return requests that Ingram Micro refers to Vendor including, without limitation, requests due to defective Licensed Product or customer dissatisfaction and Vendor will administer the process of obtaining any necessary letters of destruction. For all Licensed ,Product returns accepted by Vendor from Ingram Micro's customer, Vendor agrees it shall immediately notify Ingram Micro of the accepted return and Ingram Micro is authorized to DR Vendor for the Licensed Product original invoice price. If Ingram Micro agrees to administer License Product return requests on behalf of Vendor, Ingram Micro and Vendor will establish mutually agreeable terms and processes, consistent with Ingram Micro's current processes, for handling such return requests and associated credits. In the event of an indemnity claim hereunder, Vendor agrees that ingrain Micro shall be authorized to receive credit for the Licensed Product original invoice price subject to such claim without limitation.

5.2  Post Termination. For one (1) year after the expiration or earlier termination of this Agreement, Vendor agrees to disposition all Licensed Product return requests that Ingram Micro refers to Vendor.

EXHIBIT C

RETAIL PRODUCT TERMS

1.  Definitions:

A. "Retail Customer" as used herein means any Ingram Micro customer that operates one or more physical retail stores.

B.  "Retail Product" as used herein means any Product produced, offered, or provided by Vendor to Ingram Micro for distribution to Retail Customers.

2. Retail Product Only. This Exhibit C only applies to the rights and obligations of the parties under the Agreement with respect to Retail Product. The terms of this Exhibit are in addition to the terms in the Agreement. In the event of a conflict between the terms of this Exhibit and the terms of the Agreement, the terms of this Exhibit shall prevail. The terms in this Agreement applicable to Product other than Retail Product as defined therein remain in effect without modification.

3. Payment Terms. Payment terms for Retail Product will be in accordance with the Agreement, subject, however, to Ingram Micro's right to withhold an amount equal to the sum of the following amounts (a) Retail Product on hand at Retail Customers or in transit to Retail Customers who have purchased Retail Products from Ingram Micro, and in transit from Retail Customers to Ingram Micro, and (b) any completed, approved or pending Retail Customer marketing programs for which Ingram Micro has not yet provided a claim or invoice to Vendor.

4.  RETURNS AND DESTROY-IN-FIELD

4.1 Destroy-in-Field. Vendor agrees that Ingram Micro may participate with certain Retail Customers in a destroy-in-field program ("DIF Program") associated with the return of overstocked, obsolete and underperforming Retail Products failing to. meet the sales expectations of those Retail Customers as well as damaged and detective Retail Products, in both instances as solely determined by those Retail Customers. Vendor agrees to participate in the DIF Program as follows:

(a)  Upon determination by a Retail Customer to destroy-in-field certain Retail Products of Vendor, such Retail Customer will provide Ingram Micro with an inventory report describing such Retail Products by sku and quantity. Destruction of Retail Products will be at the Retail Customer's sole discretion in the form of immediate removal of such Retail Products from Retail Customer's shelves followed by destruction promptly thereafter. Vendor agrees that Ingram Micro may, at its option, DFI Vendor the appropriate cost of such Retail Products.

(b)  Notwithstanding anything to the contrary set forth in this Exhibit, all issues deemed to be in dispute by Vendor or Retail Customer, arising from or related to the operation of the DIF Program shall, as reasonably facilitated by Ingram Micro, be settled directly between Vendor and Retail Customer. In no event shall Ingram Micro be liable for any claims, actions or damages arising from the operation of the DIF Program.

(c) The DIF Program shall apply to all overstocked, obsolete, under-performing, damaged and/or defective Retail Products of Vendor as- set forth above that are either i) software products, or ii) hardware products that have been specifically designated by Vendor to be included in the DIF Program.

EXHIBIT D

PRODUCT STORAGE
1.  Definitions

The following terms when capitalized shall have the meaning set forth below:

"Cost of Goods" shall mean Vendor's cost of materials for a Product

"Facility" or "Facilities" shall mean one or more of Ingram Micro's distribution facilities located in the United States.

2.  Storage

2.1     Ingram Micro shall receive and store the Product. Ingram Micro will hold Product. tendered pursuant to this Agreement exclusively for distribution and for no other purpose, use or disposition except as may be directed in writing by Vendor. All right, title and interest to such Product will remain at all times with Vendor, unless expressly stated otherwise hereunder. Ingram Micro will hold all such Product as a bailee only.

2.2     Ingram Micro will store the Product at one of its distribution facilities ("Facilities") in the United States. Ingram Micro may store the Product at other facilities; provided that, it shall obtain Vendor's approval (except in the case where Ingram Micro is closing the Facility) prior to relocating Product from a Facility to another facility. Ingram Micro will bear all costs and expenses associated with securing and maintaining the Facilities, including but not limited to lease costs, insurance costs, utilities, communication expenses, security, and repair costs, unless stated otherwise in this Agreement.

3. Product Loss and Damage.

3.1     Product Damage or Lost Product. Ingram Micro's sole obligation with respect to loss and damage of the Product shall be to reimburse Vendor the Cost of Goods of any Product that is lost or damaged due to theft or Ingram Micro's negligence or willful misconduct while at a Facility. Ingram Micro's obligation to pay Vendor pursuant to this Section 5.1 will be subject to the loss and damage allowance set forth in Section 3.3 below.

3.1    Claims. Ingram Micro will pay any amounts due pursuant to Section 3.1 within thirty (30) days after the end of each calendar quarter in which Ingram Micro first learns of the loss or damage.

3.2    Loss and Damage Allowance. Ingram Micro's liability under this Section 3 shall be reduced by an amount equal to one-half of one percent (0.5%) of the total Cost of Goods of all Product received by Ingram Micro from Vendor or its suppliers during the period.

4.  Right to Inspect and Conduct Physical Inventories.

4.1    Vendor may inspect all Product stored at the Facilities, and conduct physical inventories of the Product as set forth in the SOW.

4.2    Prior to the entry of any of its employees, contractors, or agents into the Facility as permitted under this Agreement, Vendor shall provide Ingram Micro with evidence of the following insurance coverage:

(a)  Commercial General Liability (including product and completed operations, personal and advertising injury and contractual liability coverage) with a minimum per occurrence limit of $5,000,000; General Aggregate limit of $5,000,000; Products and. Completed Operations Aggregate limit of $5,000,000 and Personal & Advertising Injury limit of $5,000,000, written on an occurrence form. The insurance policy will include a Vendor Endorsement executed in favor of Ingram Micro Inc.

(b) Workers' Compensation Insurance with statutory limits.

(c)  Employers' Liability (Stop-Gap Liability) insurance with minimum limits of $1,000,000 where applicable.

(d)  Automobile Liability Insurance with $5,000,000 coverage limits for each accident, including owned, non-owned and hired vehicles.

The coverage territory applicable to the insurance policies required above must be worldwide with the exception of Workers' Compensation insurance, which must be maintained in those territories where such coverage is mandated, and Auto Liability. Vendor will provide Certificates of Insurance at all times naming Ingram Micro Inc. and its subsidiaries, agents, officers, directors. stockholders, and employees as "Additional Insured" with respect to General Liability and Auto Liability policies.